Exhibit 4.8

AMENDMENT NUMBER SIX

This amendment number six (“Amendment”) to the Agreement (as defined below) is entered into by and between Google Ireland Limited, a company incorporated under the laws of Ireland whose principal place of business is at Gordon House, Barrow Street, Dublin 4 (“Google”), and AVG Netherlands B.V. (as successor in interest to AVG Technologies CY Limited) whose principal place of business is at Gatwickstraat 9-39, 1043 GL Amsterdam, The Netherlands (“Company”).

This Amendment shall be effective from 1 February 2013 (the “Amendment Five Effective Date”).

INTRODUCTION

(A)	Company and Google are parties to a Google Search and Advertising Services Agreement with an effective date of 1 October 2010 (the “GSA”) and a Google Search and Advertising Services Agreement Order Form with an effective date of 1 October 2010 (the “Order Form”), as amended on 1 December 2011 (the “Amendment One”), 1 June 2012 (the “Amendment Two”), 1 October 2012 (the “Amendment Three”) and 1 November 2012 (the “Amendment Four”) and 1 December 2012 (“Amendment Five”, and together with the GSA, Order Form, Amendment One, Amendment Two, Amendment Three and Amendment Four, the “Agreement”).

(B)	Pursuant to a Transfer of Contract between AVG Technologies CY Limited, Company and Google dated 4 January 2012, AVG Technologies CY Limited transferred all of its rights, obligations and liabilities under the Agreement to Company with effect from 23 December 2011.

(C)	Company and Google now wish to amend the Agreement in the manner set out in this Amendment.

AGREED TERMS

In consideration of £1, of which each party hereby acknowledges receipt, the parties agree to the below.

1.	Definitions. Capitalised terms used but not defined in this Amendment shall have the same meaning as in the Agreement.

2.	Alternative Search Queries.

(a)	The definition of “Search Query” in the GSA shall be deleted in its entirety and replaced with the following:

“Search Query” means search query submitted: (a) directly on the Site or through any Approved Client Application by an End User by way of a Search Box; (b) by an End User by clicking on a Company Provided Keyword; (c) by an End User by clicking on a Google Provided Keyword; or (d) an Alternative Search Query.

(b)	The following shall be added to clause 1.1 of the GSA:

“Alternative Search Query” means the types of queries described in Schedule G (Alternative Search Queries).

(c)	The following shall be added to the Order Form as a new clause 11:

11.	Alternative Search Queries.

11.1	Notwithstanding anything to the contrary in this Agreement, Company may implement Alternative Search Queries, subject to the terms of this Agreement and Schedule G of this Order Form (Alternative Search Queries).

11.2	With 7 days prior written notice, Google may stop returning Ads in response to Alternative Search Queries or require Company to cease or modify the use or implementation of any Alternative Search Queries.

11.3	Company must segment traffic from Alternative Search Queries in accordance with Google’s technical requirements or as requested by Google (for example, by implementing separate client IDs).

11.4	Company will ensure that the Alternative Search Queries will be implemented substantially in accordance with any mock-ups included in exhibits to this Agreement, provided by Google to Company, or as otherwise approved by Google in writing.

(d)	Schedule 1 attached to this Amendment is added to the Order Form as Schedule G.

3.	Continuation. The Agreement shall remain in full force and effect unchanged except as modified by this Amendment.

4.	Governing Law and Jurisdiction. This Amendment is governed by English law and the parties submit to the exclusive jurisdiction of the English courts in relation to any dispute (contractual or non-contractual) concerning this Amendment.

Signed by the parties on the dates stated below

GOOGLE IRELAND LIMITED		COMPANY: AVG Netherlands B.V.

By:	/s/ Ailis Daly	By:	/s/ Martin Wheatcroft
Name: Ailis Daly For Graham Law		Name: Martin Wheatcroft
Title: Board Director		Title: Managing Director

Date: 2013.03.01 10:57:52 Z		Date: 28 / Feb / 2013

Schedule 1

1.	Auto-Complete Search. Company may display Auto-Complete Search Terms on Sites, subject to the terms of the Agreement and the following:

(a)	“Auto-Complete Search Terms” mean terms for a possible Search Query presented to an End User as the End User enters text into a Search Box, that, when affirmatively selected by an End User, resolve to an AFS Results Page.

(b)	Auto-Complete Search Term(s) that are affirmatively selected by an End User will be considered an Alternative Search Query. An affirmative click by an End User on Auto-Complete Search Term(s) must generate an Alternative Search Query containing all of the applicable Auto-Complete Search Query Term(s) clicked by the End User. For example, an End User click on “flower bouquets” must generate the Alternative Search Query “flower bouquets” (not “flowers” or “flower bouquet delivery”).

(c)	Auto-Complete Search Terms must be directly relevant to the text being entered by an End User into a Search Box (e.g. an End User typing “flo” might receive the Auto-Complete Search Term “flowers”).

(d)	Auto-Complete Search Terms must be automatically generated by an algorithm that is designed primarily to suggest the most relevant Search Queries and not designed in order to specifically generate particular Ads (e.g., Ads that yield a high cost per click).

(e)	Google may from time to time require that particular words or terms not be used in Search Queries generated by Auto-Complete Search Terms.

(f)	Search Queries generated by Auto-Complete Search Terms must be clearly attributed to Company or a third party and not to Google. For avoidance of doubt, Company may not use Google Brand Features in conjunction with Auto-Complete Search Terms.

(g)	Auto-Complete Search Terms may not include pornographic, hate-related, or violent terms or other content that violate Google’s content policies in the Google Program Guidelines, applicable laws, or third party rights.

Implementation Mock Up